Exhibit 10.8

POP GLOBAL ACQUISITION LIMITED

(a Cayman Islands exempted company)

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

[●], 2026

NC Fortune Global Limited

Intershore Chambers, P.O. Box 4342, Road Town, Tortola, British Virgin Islands

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between Pop Global Acquisition Limited, a Cayman Islands exempted company (company number 436772) (the “Company”) and NC Fortune Global Limited, a British Virgin Islands business company (BVI company number 2209464) (“Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Global Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

1. Sponsor shall make available, or cause to be made available by an affiliate thereof, to the Company, at [●] or any successor location, office space, utilities, secretarial support and administrative services as may be reasonably required by the Company. In exchange therefor, the Company shall pay Sponsor (and Sponsor will receive the same on behalf of itself or, to the extent it causes an affiliate to make such services available to the Company, as nominee on behalf of such affiliate) $10,000 per month beginning on the Listing Date and continuing monthly thereafter until the Termination Date, payable monthly in arrears. The aggregate amount payable by the Company under this Agreement shall not exceed $180,000, being $10,000 for each month (and a pro rata amount for any partial month) of the Combination Period, being the maximum period within which the Company must complete its initial business combination as described in the Registration Statement and as defined in the Letter Agreement, dated on or about the date hereof, among the Company, Sponsor and the individuals party thereto, which period may not exceed eighteen (18) months from the closing of the Company’s initial public offering; and

2. Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), including any distributions made from the Trust Account to the Company’s public shareholders, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided that Sponsor may assign this Agreement, in whole or in part, to any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Sponsor, without the prior written approval of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile or by electronic transmission in portable document format shall be as effective as delivery of a manually executed counterpart.

Any notice or other communication under this Agreement shall be in writing and shall be deemed properly given if (i) delivered by hand, (ii) sent by certified mail, return receipt requested, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by e-mail, in each case to the address and e-mail address set out on the signature pages hereto, or to such other address as either party may designate by notice given in accordance with this paragraph.

This Agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties, whether grounded in contract, tort, statute, law or equity, shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Each of the Company and Sponsor irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and the United States District Court for the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, waives any objection that any such court is an inconvenient forum, and consents that service of process may be made by certified or registered mail to the address set out on the signature pages hereto. Each party irrevocably waives, to the fullest extent permitted by law, any right to trial by jury in any such suit, action or proceeding.

Very truly yours,

POP GLOBAL ACQUISITION LIMITED
(“Company”)
By:
Name:	Norman Cerny
Title:	Chairman and Chief Executive Officer
Address: ______________________________
Email:

AGREED TO AND ACCEPTED BY:

NC FORTUNE GLOBAL LIMITED
(“Sponsor”)
By:
Name:	Norman Cerny
Title: Authorized Signatory
Address: ______________________________
Email: